FORM 4
	U.S. SECURITIES AND EXCHANGE COMMISSION
	Washington, DC  20549
	ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
	Section 17(a) of the Public Utility Holding Company Act of 1935 or
	 Section 30(f) of the Investment Company Act of 1940


?	Check box if no longer subject to
Section 16. Form 4 or 5 obligations
may continue. See Instruction 1(b)
?	Form 3 Holding Reported
?	Form 4 Transactions Reported


1. Name and Address of Reporting Person




   Cohen               Brad
2. Issuer Name and Ticker or Trading Symbol

   SearchHound.com, Inc. SRHN
6. Relationship of Reporting Person to Issuer
	(Check all applicable)
   X    Director	_____10% Owner

   X    Officer (give   _____Other (specify
	     title                   below)
	     below)

                             Executive Vice President
  (Last)		(First)	(Middle)

1700 Wyandotte Street
3. IRS or Social    Security Number of
   Reporting Person
   (Voluntary)
4. Statement for
   Month/Year
                           03/01
7.  Individual or Joint/Group Filing
     (Check applicable line)

	(Street)

Kansas City, MO 64108



5. If Amendment,
   Date of Original
   (Month/Year)
   X     Form Filed by one Reporting Person
          Form Filed by more than one Reporting Person
  (City)		(State)	(Zip)
Table 1 - Non Derivative Securities Acquired, Disposed of, or
Beneficially Owned

1. Title of Security
   (Instr. 3)
2. Transaction
   Date

(Month/Day/Year)
3. Transaction
   Code

   (Instr. 8)
4. Securities Acquired
   (A) or Disposed of (D)

   (Instr. 3, 4 and 5)
5. Amount of
   Securities
   Beneficially
   Owned at End of
   Month
   (Instr. 3 and 4)
6. Ownership
   Form:
   Direct (D) or
   Indirect (I)
   (Instr. 4)
7. Nature of
   Indirect
   Beneficial
   Ownership
   (Instr. 4)



Amount
(A)
or
(D)
Price



(Affiliate)Common Stock
April 15, 2000
A**(4)(5)
20,000
A
$0.01
195,400
D

(Restricted and Affiliate)Common Stock
Dec. 21, 2000
A***(4)
100,000
A
$0.16
195,400
D

(Affiliate)Common Stock
Dec. 21, 2000
A* **(4)
160,400
A
$0.16
195,400
D

(Affiliate)Common Stock
March 3, 2001
S****
25,000
D
$0.155
195,400
D

(Affiliate)Common Stock
March 5, 2001
S****
5,000
D
$0.19
195,400
D

(Affiliate)Common Stock
March 12, 2001
S****
10,000
D
$0.225
195,400
D

(Affiliate)Common Stock
March 15, 2001
S****
25,0000
D
$0.486
195,400
D

(Affiliate)Common Stock
March 19, 2001
S****
10,000
D
$0.609
195,400
D

(Affiliate)Common Stock
March 26, 2001
S***
10,000
D
$0.578
195,400
D











Reminder:  Report on a separate line for each class of securities
beneficially owned directly or indirectly.	(Over)
(Print or Type Response)


FORM 4 (continued)	Table II ? Derivative Securities Acquired,
Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

1. Title of
	Derivative
	Security

	(Instr. 3)
2.Conver-
sion or
Exercise
of Price
of Deriv-
ative
Security
3.Trans-
	action
Date
(Month/
	Day/
	Year)
4.Trans-
	action
Code

(Instr. 8)
5.Number of
Derivative
Securities Ac-
	quired (A) or
Disposed of (D)

	(Instr. 3, 4, and 5)
6.Date Exercisable and
Expiration Date
(Month/
	Day/Year)
7.Title and Amount of
Underlying Securities

	(Instr. 3 and 4)
8.Price of
Deriv-
ative
Secur-
ity

 (Instr. 5)
9.Number of
Derivative
Securities
Bene-
	ficially
Owned at
End of
Year

	(Instr. 4)
10.Owner-
	ship of
Deriv-
ative
Security:
Direct (D)
or
Indirect
(I)

	(Instr. 4)
11.Nature
	of Indi-
rect Bene-
ficial
Owner-
ship

	(Instr. 4)




(A)
(D)
Date Exer-
cisable
Expira-tion
Date

Title
Amount or
Number of
Shares













































































Explanation of Responses:
* Common Stock issued pursuant to an Employment Agreement by and between SearchHound.com, Inc. and Brad Cohen
** Common Stock issued in lieu of compensation for services rendered on behalf of SearchHound.com, Inc.
*** Restricted Common Stock issued pursuant to Board
Compensation Package.
**** Shares sold were acquired in lieu of cash compensation.

**Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.

  /s/ Brad Cohen                               April 10, 2001
**Signature of Reporting Person		       Date

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


	Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.